Exhibit 5.1

LETTERHEAD OF HOLLAND & HART LLP

December 30, 2008

Board of Directors
AgFeed Industries, Inc.
Rm. A1001-1002, Tower 16
Hengmao Int'l Center
333 S. Guangchang Rd.
Nanchang, Jiangxi Province
China 330003

Ladies and Gentlemen:

We have acted as special counsel to AgFeed Industries, Inc., a Nevada corporation (the “Corporation”), in connection with the Registration Statement on Form S-8 relating to the registration of up to One Million (1,000,000) shares of the Corporation’s common stock (the “Common Stock”), reserved for issuance pursuant to the terms of the AgFeed Industries, Inc. 2008 Long-Term Incentive Plan (the “Plan”).

We have examined the Plan, the Articles of Incorporation of the Corporation, the Amended and Restated Bylaws of the Corporation, the relevant corporate proceedings of the Corporation, the Registration Statement on Form S-8 covering the issuance of the Common Stock, a certificate of an officer of the Corporation representing certain matters in connection with the Common Stock, which representations we have assumed the validly of and relied on, and such other documents, records, certificates of public officials, statutes and decisions as we consider necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to those original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, we are of the opinion that when the Common Stock has been duly issued and delivered pursuant to the terms of the Plan and Registration Statement, such shares of Common Stock will be validly issued, fully paid and non-assessable.

This opinion is limited to matters governed by the laws of the State of Nevada.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The filing of this consent shall not be deemed an admission that we are an expert within the meaning of Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Holland & Hart LLP

HOLLAND & HART LLP